Exhibit 99.1

Contact

Lindsay Gorrill

Lgorrill@stargoldcorp.com

(208) 664-5066

Star Gold Corp. Announces Completion of Technical Report for Longstreet Gold-Silver Project in Nevada

Coeur d’Alene, Idaho - December 16, 2025 – Star Gold Corp. (“Star Gold” or the “Company”) (OTC Markets: SRGZ) is pleased to announce the completion of an updated technical report (Noland Report 2025) for its 100%-owned Longstreet gold-silver project in Nevada's Walker Lane Trend, outlining what may be a substantial mineral resource with favorable economics for open-pit, heap-leach mining.

The report was independently produced by Paul Noland, a Certified Professional Geologist with Certification through the American Institute of Professional Geologists (#11293). The Report is compliant with SEC Regulation S-K 1300. Mr Noland holds no interest in Star Gold.

RESOURCE HIGHLIGHTS:

●	Total Resource: 11.1 million tons containing 213,082 ounces AuEq (132,414 oz Au + 4.84 million oz Ag)

●	Indicated Resource: 8.7 million tons @ 0.0199 opt AuEq containing 172,944 ounces

●	Inferred Resource: 2.4 million tons @ 0.0167 opt AuEq containing 40,138 ounces

●	Favorable Strip Ratio: 1.73:1 – significantly enhancing project economics

174 E Neider ave #222	lgorrill@stargoldcorp.com	SRGZ-OTCQB
Coeur d’Alene, Idaho 83815	+1 (208) 755-6989	stargoldcorp.com

●	100% Oxide Material – ideal for heap leach recovery with proven metallurgy

KEY INVESTMENT CATALYSTS:

●	Clear Ownership: Star Gold controls 100% interest with option to reduce NSR royalty from 3% to 1.5% for $1.75M
●

Prime Location: Adjacent to world-class Walker Lane volcanic-hosted gold trend (Comstock, Goldfield camps) and Round Mountain Mine (25 miles NW) in Nevada, the premier state for production of gold in the USA.

●

Geology: The Longstreet Property hosts sheeted quartz vein systems with gold-silver mineralization along northwest and easterly structural trends in rhyolitic ash-flow tuffs—the same geological setting as some neighboring deposits.

●	Near-Term Catalysts: Plan of Operation approval expected Q4 2025, enabling expanded drilling and pre-development activities
●	Resource Expansion Potential: Current resource may underestimate deposit due to incomplete penetration of mineralized zones; eight additional exploration targets identified on property
●	Proven Metallurgy: Metallurgical testing by Kappes, Cassiday & Associates and McClelland Laboratories confirms favorable gold-silver recovery via conventional heap leaching

ECONOMIC PATHWAY:

The technical report recommends a $1.74 million Phase II program including:

●	10,000 feet of resource expansion/infill drilling ($1.0M)
●	Preliminary Economic Assessment ($100K)
●	Updated resource estimate ($100K)
●	Production water well and monitoring wells ($240K)

174 E Neider ave #222	lgorrill@stargoldcorp.com	SRGZ-OTCQB
Coeur d’Alene, Idaho 83815	+1 (208) 755-6989	stargoldcorp.com

●	Initial mining permits and engineering ($300K)

Lindsay Gorrill Chairman stated that the Noland Report 2025 “demonstrates significant economic potential indicated by the low strip ratio, favorable metallurgy, oxide mineralization, and proximity to producing operations. Additional drilling should enhance grade and convert inferred to indicated resources. Our prime focus is to take Longstreet to a final permit after an EIS and then to production.”

A complete copy of the Report can be found at the company’s website – www.stargoldcorp.com

Investor Contact

Lindsay Gorrill

Chairman

lgorrill@stargoldcorp.com

Send your requests to info@stargoldcorp.com

About Star Gold Corp.

Star Gold Corp. is an emerging precious metals exploration and development company focused on advancing its flagship Longstreet Gold-Silver Project in Nye County, Nevada. The Longstreet Project spans approximately 1,149 hectares, comprising 137 unpatented mining claims wholly owned by Star Gold and 5 additional unpatented claims held under lease with an option to purchase. The Project is subject to a 3% NSR on the 137 owned claims and a 1.5% NSR on the leased claims. With no minimum work commitments, Star Gold is strategically progressing the technical studies and documentation required to support a potential Environmental Impact Statement (EIS). Star Gold is dedicated to responsible exploration and sustainable development, with a goal of creating long-term value through the advancement of high-quality gold and silver assets in mining-friendly jurisdictions. For more information, visit www.stargoldcorp.com

174 E Neider ave #222	lgorrill@stargoldcorp.com	SRGZ-OTCQB
Coeur d’Alene, Idaho 83815	+1 (208) 755-6989	stargoldcorp.com

This presentation is for the purpose of providing information regarding the Company, including management’s assessment of the Company’s future plans and operations and certain statements set forth in this presentation are forward looking. All statements other than statements of historical nature included in the presentation, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward looking statements. In addition, forward looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. Although any forward-looking statements contained in this presentation are, to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.

Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted results. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in mineral prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company’s cost of borrowing or inability to raise, or unavailability of, capital resources to fund capital expenditures; and other risks.

174 E Neider ave #222	lgorrill@stargoldcorp.com	SRGZ-OTCQB
Coeur d’Alene, Idaho 83815	+1 (208) 755-6989	stargoldcorp.com